CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Medium-Term Notes, Series A	$2,000,000	$61.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $48,792.76 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-126811) filed by Barclays Bank PLC on September 21, 2005, and have been carried forward, of which $61.40 offset against the registration fee due for this offering and of which $48,731.36 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement dated November 30, 2007 (To the Prospectus dated August 31, 2007, Prospectus Supplement dated September 4, 2007 and Index Supplement dated September 4, 2007)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

$2,000,000 100% Principal Protected Notes due December 3, 2009 Linked to the Performance of a Basket of Currency Exchange Rates, Commodities and Sub-Index Medium-Term Notes, Series A, No. H-009

Key Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC(Rated AA/Aa1‡)

Basket Initial Valuation Date:	November 30, 2007

Issue Date:	December 5, 2007

Basket Final Valuation Date:	November 30, 2009*

Maturity Date:	December 3, 2009* (resulting in a term to maturity of approximately 2 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A basket comprised of two equally-weighted sub-baskets; a FX sub-basket consisting of the following currency exchange rates (the “FX components”) and a commodity sub-basket consisting of commodities and a commodities sub-index (the “commodity components”) (each of the FX components and the commodity components shall constitute a “basket component”, and together, the “basket components”):

FX Sub-Basket

FX Components	Weighting within the FX Sub- Basket	Weighting within the Basket	C(i) Initial
Currency exchange rate between the U.S. Dollar and the Turkish Lira (the “USDTRY” currency exchange rate)	1/3	1/6	1.1747
Currency exchange rate between the U.S. Dollar and the Indian Rupee (the “USDINR” currency exchange rate)	1/3	1/6	39.5200

Currency exchange rate between the U.S. Dollar and the Brazilian Real (the “USDBRL” currency exchange rate)	1/3	1/6	1.7800

Commodities Sub-Basket
Commodity Components consisting of commodities	Weighting within the Commodities Sub-Basket	Weighting within the Basket	C(i) Initial
WTI Crude, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	1/4	1/8	88.7100
Gasoline RBOB, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	1/4	1/8	2.2306
Coal, as described under “Commodity Component - Coal” in this pricing supplement.	1/4	1/8	127.7100

Commodity Components consisting of Sub-Indices of S&P GSCI™	Reuters Page	Weighting within the Commodities Sub-Basket	Weighting within the Basket	C(i) Initial
S&P GSCITM Live Cattle Index Excess Return (tracking the prices of live cattle)	SPGSLCP	1/4	1/8	499.3696

The currency exchange rates for the FX components, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate, which will be determined by the calculation agent in accordance with the following:

(a)    where the currency exchange rate is USDTRY, the Turkish Lira per U.S. Dollar rate, which is (i) the Turkish Lira per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “TRY” at approximately 2:15 p.m., Frankfurt time, on the relevant date, divided by (ii) the U.S. Dollar per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15 p.m., Frankfurt time, on the relevant date; and

(b)    where the currency exchange rate is USDINR, the Indian Rupee per U.S. Dollar fixing rate for settlement in two business days as reported by the Federal Reserve Bank of New York, which appears on Reuters screen “1FEE” to the right of the caption “INR” at approximately 12:00 p.m., New York time, on the relevant date; and

(c)      where the currency exchange rate is USDBRL, the Brazilian Real per U.S. Dollar fixing rate, for settlement in two business days as reported by the Federal Reserve Bank of New York, which appears on Reuters screen “1FEE” to the right of the caption “BRL” at approximately 12:00 p.m., New York time, on the relevant date.

See “Description of Reference Asset Consisting of FX components” in this pricing supplement for additional information.

Principal Protection Percentage:	100%

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•        if the basket performance is equal to or greater than 0%, you will receive (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the basket performance. Accordingly, if the basket performance is greater than 0%, your payment per $1,000 principal amount of Notes will be calculated as follows:

$1,000 + [$1,000 x basket performance]

•        if the basket performance is equal to or less than 0%, you will receive the principal amount of your Notes.

Your principal is only protected if you hold the Notes to maturity.

Basket Performance:

The basket performance equals the sum of (i) the FX sub-basket value and (ii) the product of (a) the commodities sub-basket value multiplied by (b) 0.5, calculated as follows:

Basket performance = FX sub-basket value + 0.5*commodities sub-basket value

The FX sub-basket value equals the greater of (a) the FX sub-basket performance and (b) zero.

The FX sub-basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the FX components from and including the basket initial valuation date to and including the basket final valuation date, calculated as follows:

C(i) Initial = the reference level of such FX component on the basket initial valuation date, as set forth in the table above.

C(i) Final = the reference level of such FX component on the basket final valuation date.

W(i) = the weighting of each FX component within the FX sub-basket, as indicated above.

The commodities sub-basket value equals the greater of (a) the commodities sub-basket performance and (b) zero.

The commodities sub-basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the commodities components from and including the basket initial valuation date to and including the basket final valuation date, calculated as follows:

C (i) Initial = The settlement price or closing level, as applicable, of each commodities component on the basket initial valuation date.

C(i) Final = The settlement price or closing level, as applicable, of each commodities component on the basket final valuation date.

W(i) = Weighting of each commodities component within the commodities sub-basket, as indicated above.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06738GH37 and US06738GH373

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Notes with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”, “Reference Assets—Commodities—Market Disruption Events Relating to Notes with a Commodity as the Reference Asset”, “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement, “Risk Factors” beginning on page IS-1 of the index supplement and “ Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1.5%	98.5%
Total	$2,000,000	$30,000	$1,970,000

PS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007 relating to our Medium-Term Notes, Series A, of which these Notes are a part, and the reference asset information contained in the index supplement dated September 4, 2007. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

•	Index supplement dated September 4, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194645/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”), and will be rated Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.

What is the Basket Performance Assuming a Range of Performance for the FX sub-basket and the Commodities basket?

The following table illustrates the hypothetical basket performance assuming a range of performance for the FX sub-basket and the commodities sub-basket. The basket performance is calculated as the sum of the (a) the greater of (A) the FX sub-basket performance and (B) zero and (b) the greater of (A) the product of (i) the Commodities sub-basket multiplied by (ii) 0.5 and (B) zero. The numbers appearing in the following table and examples have been rounded for ease of analysis.

What is the Total Return on the Notes at Maturity Assuming a Range of Basket Performance?

Basket Performance		The FX sub-basket performance
		100.00%	75.00%	50.00%	25.00%	0.00%	-25.00%	-50.00%	-75.00%	-100.00%
The commodities sub-basket performance	100.00%	150.00%	125.00%	100.00%	75.00%	50.00%	50.00%	50.00%	50.00%	50.00%
	75.00%	137.50%	112.50%	87.50%	62.50%	37.50%	37.50%	37.50%	37.50%	37.50%
	50.00%	125.00%	100.00%	75.00%	50.00%	25.00%	25.00%	25.00%	25.00%	25.00%
	25.00%	112.50%	87.50%	62.50%	37.50%	12.50%	12.50%	12.50%	12.50%	12.50%
	0.00%	100.00%	75.00%	50.00%	25.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	-25.00%	100.00%	75.00%	50.00%	25.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	-50.00%	100.00%	75.00%	50.00%	25.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	-75.00%	100.00%	75.00%	50.00%	25.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	-100.00%	100.00%	75.00%	50.00%	25.00%	0.00%	0.00%	0.00%	0.00%	0.00%

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

PS–3

Basket Performance	Payment at Maturity	Total Return on the Notes
150.00%	$2,500.00	150.00%
125.00%	$2,250.00	125.00%
100.00%	$2,000.00	100.00%
90.00%	$1,900.00	90.00%
75.00%	$1,750.00	75.00%
50.00%	$1,500.00	50.00%
25.00%	$1,250.00	25.00%
10.00%	$1,100.00	10.00%
0.00%	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual reference level, settlement price or closing level, as applicable, or basket performance. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the reference levels, settlement prices and closing level, as applicable, of the basket components on the basket final valuation date relative to their reference levels, settlement prices or closing level, as applicable, on the basket initial valuation date. We cannot predict the basket performance.

The following examples illustrate the payment at maturity assuming an initial investment of $1,000 and that the reference levels, settlement prices and closing level, as applicable, of the basket components are as indicated.

Example 1: In this case, the FX components returns are positive and the commodities sub-basket performance returns are positive.

Step 1: Calculate the FX sub-basket performance.

FX Component	C(i) Initial	C(i) Final	FX Component Return	Weight within the FX Sub-Basket	FX Sub-Basket Performance
USDTRY currency exchange rate	1.1747	1.1200	4.66%	1/3	1.55%
USDINR currency exchange rate	39.5200	35.0000	11.44%	1/3	3.81%
USDBRL currency exchange rate	1.7800	1.4000	21.35%	1/3	7.12%

Sub-Basket					12.48%

Step 2: Calculate the Commodities sub-basket performance

Commodities Component	C(i) Initial	C(i) Final	Commodities Component Return	Weight within the Commodities Sub- Basket	Commodities Sub- Basket Performance
WTI Crude	88.7100	100.0000	12.73%	1/4	3.18%
Gasoline RBOB	2.2306	2.5000	12.08%	1/4	3.02%
Coal	127.7100	135.0000	5.71%	1/4	1.43%
S&P GSCITM Live Cattle Index Excess Return	499.3696	510.0000	2.13%	1/4	0.53%

Sub-Basket					8.16%

Step 3: Calculate the basket return

Because the FX sub-basket performance of 12.48% is greater than 0% and the commodities sub-basket performance of 8.16% is greater than 0% as of the basket final valuation date, the basket performance is equal to (a) the FX sub-basket performance plus (b) the product of (i) commodities sub-basket performance and (ii) 0.5, calculated as follows:

12.48% + 8.16% * 0.5 = 16.56%

Step 4: Calculate the payment at maturity.

Because the basket performance is equal to or greater than 0%, the investor receives a payment at maturity of $1,165.60 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x basket performance]

$1,000 + [$1,000 x 16.56%] = 1,165.60

PS–4

Therefore, the payment at maturity is $1,165.60 per $1,000 principal amount Note, representing a 16.56% return on investment over the term of the Notes.

Example 2: In this case, the FX components returns are positive and the commodities sub-basket performance returns are negative.

Step 1: Calculate the FX sub-basket performance.

FX Component	C(i) Initial	C(i) Final	FX Component Return	Weight within the FX Sub-Basket	FX Sub-Basket Performance
USDTRY currency exchange rate	1.1747	1.1200	4.66%	1/3	1.55%
USDINR currency exchange rate	39.5200	42.0000	-6.28%	1/3	-2.09%
USDBRL currency exchange rate	1.7800	1.5000	15.73%	1/3	5.24%

Sub-Basket					4.70%

Step 2: Calculate the Commodities sub-basket performance

Commodities Component	C(i) Initial	C(i) Final	Commodities Component Return	Weight within the Commodities Sub- Basket	Commodities Sub- Basket Performance
WTI Crude	88.7100	85.0000	-4.18%	1/4	-1.05%
Gasoline RBOB	2.2306	2.0000	-10.34%	1/4	-2.58%
Coal	127.7100	135.0000	5.71%	1/4	1.43%
S&P GSCITM Live Cattle Index Excess Return	499.3696	510.0000	2.13%	1/4	0.53%

Sub-Basket					-1.67%

Step 3: Calculate the basket return

Because the FX sub-basket performance of 4.7% is greater than 0% and the commodities sub-basket performance of -1.67% is lesser than 0% as of the basket final valuation date, the basket performance is equal to (a) the FX sub-basket performance plus (b) zero, calculated as follows:

4.70% + 0 = 4.70%

Step 4: Calculate the payment at maturity.

Because the basket performance is equal to or greater than 0%, the investor receives a payment at maturity of $1,114.30 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x basket performance]

$1,000 + [$1,000 x 4.70%] = $1,047.00

Therefore, the payment at maturity is $1,047.00 per $1,000 principal amount Note, representing a 4.70% return on investment over the term of the Notes.

Example 3: In this case, the FX components returns are negative and the commodities sub-basket performance returns are positive.

Step 1: Calculate the FX sub-basket performance.

FX Component	C(i) Initial	C(i) Final	FX Component Return	Weight within the FX Sub-Basket	FX Sub-Basket Performance
USDTRY currency exchange rate	1.1747	1.2500	-20.00%	1/3	-6.67%
USDINR currency exchange rate	39.5200	45.0000	-13.87%	1/3	-4.62%
USDBRL currency exchange rate	1.7800	2.2000	-23.60%	1/3	-7.87%

Sub-Basket					-19.15%

Step 2: Calculate the Commodities sub-basket performance

Commodities Component	C(i) Initial	C(i) Final	Commodities Component Return	Weight within the Commodities Sub- Basket	Commodities Sub- Basket Performance
WTI Crude	88.7100	100.0000	12.73%	1/4	3.18%
Gasoline RBOB	2.2306	2.5000	12.08%	1/4	3.02%
Coal	127.7100	135.0000	5.71%	1/4	1.43%
S&P GSCITM Live Cattle Index Excess Return	499.3696	510.0000	2.13%	1/4	0.53%

Sub-Basket					8.16%

PS–5

Step 3: Calculate the basket return

Because the FX sub-basket performance of -19.15 is lesser than 0% and the commodities sub-basket performance of 8.16% is greater than 0% as of the basket final valuation date, the basket performance is equal to (a) zero plus (b) the product of (i) commodities sub-basket performance and (ii) 0.5, calculated as follows:

0 + 8.16%* 0.5 = 4.23%

Step 4: Calculate the payment at maturity.

Because the basket performance is equal to or greater than 0%, the investor receives a payment at maturity of $1,042.30 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x basket performance]

$1,000 + [$1,000 x 4.23%] = $1,012.30

Therefore, the payment at maturity is $1,050 per $1,000 principal amount Note, representing a 4.23% return on investment over the term of the Notes.

Example 4: In this case, the FX components returns are negative and the commodities sub-basket performance returns are negative.

Step 1: Calculate the FX sub-basket performance.

FX Component	C(i) Initial	C(i) Final	FX Component Return	Weight within the FX Sub-Basket	FX Sub-Basket Performance
USDTRY currency exchange rate	1.1747	1.2500	-20.00%	1/3	-6.67%
USDINR currency exchange rate	39.5200	45.0000	-13.87%	1/3	-4.62%
USDBRL currency exchange rate	1.7800	2.2000	-23.60%	1/3	-7.87%

Sub-Basket					-19.15%

Step 2: Calculate the Commodities sub-basket performance

Commodities Component	C(i) Initial	C(i) Final	Commodities Component Return	Weight within the Commodities Sub- Basket	Commodities Sub- Basket Performance
WTI Crude	88.7100	85.0000	-4.18%	1/4	-1.05%
Gasoline RBOB	2.2306	2.0000	-10.34%	1/4	-2.58%
Coal	127.7100	135.0000	5.71%	1/4	1.43%
S&P GSCITM Live Cattle Index Excess Return	499.3696	510.0000	2.13%	1/4	0.53%

Sub-Basket					-1.67%

Step 3: Calculate the basket return

Because the FX sub-basket performance of -19.15% is lesser than 0% and the commodities sub-basket performance of -1.67% is lesser than 0% as of the basket final valuation date, the basket performance is zero.

Step 4: Calculate the payment at maturity.

Because the basket performance is equal to 0%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the basket final valuation date and the reference level, settlement price or closing level, as applicable, of each basket component on the basket final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Notes with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”, “Reference Assets—Commodities—Market Disruption Events Relating to Notes with a Commodity as the Reference Asset” and “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

PS–6

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Notes with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”, “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”, “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by entitling you to (i) 100% of the FX sub-basket in the event that the FX sub-basket performance is equal to or greater than 0% and (ii) 50% of the commodities sub-basket in the event that the commodities sub-basket performance is equal to or greater than 0%, in addition to the principal amount of your Notes.

•

Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Considerations—The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to the FX components and the commodity components as contingent payments under the special federal income tax rules applicable to contingent payment obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale of the Notes would first offset interest accrued in the year of such sale and would be ordinary loss to the extent of the interest you included as income in the prior taxable years in respect of the Notes and thereafter would be capital loss. If you are a secondary purchaser of the Notes, the tax consequences to you may be different.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations— U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components or any of the components of the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•	“Risk Factors—Additional Risks Relating to Notes with More Than One Reference Asset (a ‘Basket’)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”, and “Additional Risks Relating to Notes with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in Exchange-Traded Funds Invested in Commodities or Based in Part on Commodities”.

In addition to the risks described above, you should consider the following:

•

Currency Exchange Rate Basket Components Are Bearish on the U.S. dollar—The component return for the basket components that are currency exchange rates will only be positive if, on average, the value of the U.S. dollar weakens relative to the reference currencies, comprising the basket components. If, on average, the U.S. dollar appreciates in value relative to the Turkish Lira, the Brazilian Real and the Indian Rupee over the term of the Notes, the FX sub-basket performance will be adversely affected.

PS–7

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Currency Exchange Rate Basket Component Returns Do Not Increase at a Constant Rate—As the reference currencies strengthen (and the U.S. dollar weakens), the component return for currency exchange rate basket components will also increase but at a diminishing marginal rate. For example, in Example 1, if the USDINR currency exchange rate had halved from its initial value of 39.52 to 19.76 (an increase of 100% in the value of the Indian Rupee), the corresponding performance of that basket component would have resulted in a performance of 50%.

•

The Notes Might Not Pay More Than the Principal Amount—You may receive a lower payment at maturity than you would have received if you had invested in the basket components directly. If the basket performance is not positive, you will not receive a payment at maturity of more than the principal amount of your Notes. This will be true even if the reference levels, settlement prices or closing level, as applicable, of some or all of the basket components were higher than the reference levels, settlement prices or closing level, as applicable, on the basket initial valuation date at some time during the term of the Notes but later fall below those initial reference levels, settlement prices or closing level, as applicable.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the equity index basket component would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices or levels of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand or supply for the basket components;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

FX Components

The currency exchange rate for each currency exchange rate basket component, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate, which will be determined by the calculation agent in accordance with the following:

(a)	where the currency exchange rate is USDTRY, the Turkish Lira per U.S. Dollar rate, which is (i) the Turkish Lira per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “TRY” at approximately 2:15 p.m., Frankfurt time, on the relevant date, divided by (ii) the U.S. Dollar per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15 p.m., Frankfurt time, on the relevant date; and

(b)	where the currency exchange rate is USDINR, the Indian Rupee per U.S. Dollar fixing rate for settlement in two business days as reported by the Federal Reserve Bank of New York, which appears on Reuters screen “1FEE” to the right of the caption “INR” at approximately 12:00 p.m., New York time, on the relevant date; and

PS–8

(c)	where the currency exchange rate is USDBRL, the Brazilian Real per U.S. Dollar fixing rate, for settlement in two business days as reported by the Federal Reserve Bank of New York, which appears on Reuters screen “1FEE” to the right of the caption “BRL” at approximately 12:00 p.m., New York time, on the relevant date.

If any of the Reuters pages described above, or the successor page thereto, is not available on the basket final valuation date, the applicable exchange rate will be calculated by the calculation agent as the arithmetic mean of the applicable offer-side spot quotations received by the calculation agent from two leading commercial banks (selected in the sole discretion of the calculation agent), for the relevant currencies. If these spot quotations are available from fewer than two banks, then the calculation agent shall determine whether such quotation is available and reasonable to be used. If no such spot quotation is available, the calculation agent shall determine the applicable currency exchange rate for such date.

Commodity Component - Coal

Where the commodity is coal, with respect to a valuation date falling (a) on a date on which the official price is published for a calendar month or (b) after a date on which the Specified Price is published for a calendar month but is on that same calendar month, the official price per tonne of steam coal 6,000 kcal/kg, up to 1% sulphur NAR basis, cif ARA, stated in U.S. Dollars, published under the heading “International Coal Indexes incorporating the API(TM) Indices: Monthly Coal Price Indexes: API 2 (cif ARA)” in the issue of Argus/McCloskey’s Coal Price Index Report that reports prices effective for that calendar month.

Where the commodity is coal, with respect to a valuation date falling during a calendar month, but before an official price is published for that month, the official price per tonne of steam coal 6,000 kcal/kg, up to 1% sulphur NAR basis, cif ARA, stated in U.S. Dollars, published under the heading “International Coal Indexes incorporating the API(TM) Indices: Monthly Coal Price Indexes: API 2 (cif ARA)” in the issue of Argus/McCloskey’s Coal Price Index Report that reports prices effective for the calendar month immediately preceding that valuation date.

Commodity Component – the GSCI Sub-Index

The commodity component consisting of S&P GSCI™ Live Cattle Excess Return is a sub-index of the S&P GSCI™ Excess Return Index. Disclosure in the index supplement relating to the methodology for compiling the S&P GSCI™ Excess Return Index accordingly relates as well to the methodology of compiling the sub-indices. See the information set forth under “Commodity Indices—S&P GSCI™ Commodity Indices” in the index supplement. Each of the sub-indices is calculated in the same manner as the S&P GSCI™ Excess Return Index, except that (i) the daily contract reference prices, CPWs and “roll weights” used in performing such calculations are limited to those of the commodities included in the relevant Sub-Index and (ii) each sub-index has a separate normalizing constraint. The dollar weights and daily contract reference prices used in calculating each such normalizing constraint are limited to those of the designated contracts included in the relevant sub-index.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily basket components reference levels, settlement prices or closing levels, as applicable, from January 1, 2000 through November 30, 2007. The reference levels on November 30, 2007 were 1.1747 with respect to the USDTRY currency exchange rate, 39.52 with respect to the USDINR currency exchange rate, and 1.78 with respect to the USDBRL currency exchange rate ; the settlement prices on November 30, 2007 were US$88.71/barrel with respect to WTI Crude, US$2.2306/gallon with respect to Gasoline RBOB and US$127.71/tonne with respect to coal; and the closing level on November 30, 2007 was 499.3696 with respect to the S&P GSCITM Live Cattle Index Excess Return.

We obtained the basket components reference levels, settlement prices or closing level, as applicable, from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical settlement prices or levels, as applicable, should not be taken as an indication of future performance of the basket components, and no assurance can be given as to the reference levels, settlement prices or closing level, as applicable, on the basket final valuation date. We cannot give you assurance that the performance of the basket components will result in any return in addition to your initial investment.

PS–9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–13